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                                                                     Exhibit i.3



(PAUL HASTINGS LOGO)                    PAUL, HASTINGS, JANOFSKY & WALKER LLP
                                        515 South Flower Street - 25th Floor
                                        - Los Angeles, CA 90071-2228
                                        telephone 213 683 6000
                                        - facsimile 213 6270705
                                        - www.paulhastings.com



February __, 2007                                                    36072.00005



The Metzler/Payden Investment Group
333 South Grand Avenue, 31st Floor
Los Angeles, CA 90071



Re:  The Metzler/Payden Investment Group: International Real Estate Fund



Ladies and Gentlemen:



We have acted as counsel to The Metzler/Payden Investment Group, a Delaware statutory trust (the "Trust"), in connection with the Trust's Post-Effective Amendment No. [___] to its Registration Statement filed on Form N-1A with the Securities and Exchange Commission (the "Amendment") relating to the issuance by the Trust of an indefinite number of shares of beneficial interest (the "Shares") in respect of the International Real Estate Fund, a series of the Trust (the "Fund").



In connection with this opinion, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies. We have based our opinion on the following:



     (a) the Trust's Certificate of Trust (the "Certificate of Trust") as filed with the Delaware Secretary of State on March 22, 2002 and the amendment thereto filed with the Delaware Secretary of State on June 7, 2002, certified to us by an officer of the Trust as being a true and correct copy of the Certificate of Trust and in effect on the date hereof;



     (b) the Trust's Agreement and Declaration of Trust dated May 1, 2002 (the "Declaration of Trust"), certified to us by an officer of the Trust as being a true and correct copy of the Declaration of Trust and in effect on the date hereof;



     (c) the Trust's Bylaws (the "Bylaws") certified to us by an officer of the Trust as being a true and correct copy of the Bylaws and in effect on the date hereof;



     (d) resolutions of the Trust's Board of Trustees adopted on December 19, 2006 authorizing the establishment of the Fund and the issuance of the Shares, certified to us by an officer of the Trust as being true and complete and in full force and effect through the date hereof;



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The Metzler/Payden Investment Group
February __, 2007
Page 2



     (e) a copy of the Amendment as filed with the Securities and Exchange Commission on Form N-1A; and



     (f) a certificate of an officer of the Trust as to certain factual matters relevant to this opinion.



Our opinion below is limited to the federal law of the United States of America and the statutory trust law of the State of Delaware. We are not licensed to practice law in the State of Delaware, and we have based our opinion below solely on our review of Chapter 38 of Title 12 of the Delaware Code (the "Delaware Statutory Trust Act") and the case law interpreting the Delaware Statutory Trust Act as reported in Delaware Laws Affecting Business Entities (Aspen Publishers, Inc., 2006 Fall Edition). We have not undertaken a review of other Delaware law or of any administrative or court decisions in connection with rendering this opinion. We disclaim any opinion as to any law other than that of the United States of America and the statutory trust law of the State of Delaware as described above, and we disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental authority.



Based on the foregoing and our examination of such questions of law as we have deemed necessary and appropriate for the purpose of this opinion, and assuming that (i) all of the Shares will be sold for consideration at their net asset value on the date of their issuance in accordance with statements in the Amendment and in accordance with the Declaration of Trust, (ii) all consideration for the Shares will be actually received by the Fund, and (iii) all applicable securities laws will be complied with, then it is our opinion that, when issued and sold by the Fund, the Shares will be legally issued, fully paid and nonassessable by the Trust.



This opinion is rendered to you in connection with the Amendment on Form N-1A with respect to the Fund and is solely for your benefit. This opinion may not be relied upon by you for any other purpose or relied upon by any other person, firm, corporation or other entity for any purpose, without our prior written consent. We disclaim any obligation to advise you of any developments in areas covered by this opinion that occur after the date of this opinion.



We hereby consent to (i) the reference of our firm as Legal Counsel in the Amendment, and (ii) the filing of this opinion as an exhibit to the Amendment.



Very truly yours,


/s/ Paul, Hastings, Janofsky & Walker LLP

Paul, Hastings, Janofsky & Walker LLP